EXHIBIT 3.10

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

FUELCELL ENERGY, INC.

It is hereby certified that:

1.The name of the corporation is FuelCell Energy, Inc. (the “Corporation”).

2.The Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article Fourth thereof and by substituting in lieu of said sentence the following:

“FOURTH:The total number of shares of stock which the Corporation shall have authority to issue is as follows:

125,000,000 shares of Common Stock, $.0001 par value (the “Common Stock”); and

250,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”).”

3.The amendment of the Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned officer this 7th day of April, 2017.

By:   /s/ Michael Bishop________

     Name:  Michael Bishop

     Title:    Senior Vice President